EXHIBIT 10

February 8, 2001


Metals USA, Inc.
Three Riverway, Suite 600
Houston, Texas 77056
Attention:  Mr. Terry L. Freeman

Re:   Proposed Loan and Security Agreement for Metals USA, Inc.

Dear Terry:

      You have requested that Bank of America, National Association ("Bank of America") and PNC Bank, National Association ("PNC"; Bank of America and PNC are referred to collectively herein as the "Banks") provide a senior debt facility to Metals USA, Inc. and its subsidiaries (collectively, the "Borrowers") for the Borrowers' ongoing working capital needs. Subject to and upon the terms and conditions hereinafter set forth, the Banks are hereby pleased to commit to provide to the Borrowers a credit facility (the "Credit Facility") consisting of revolving loans and letters of credit of up to $450,000,000 in the aggregate for which Bank of America will act as administrative agent (the "Agent") and PNC will act as documentation agent (the "Documentation Agent"). The Banks will underwrite the entire Credit Facility with the right to assign and syndicate the Credit Facility to one or more financial institutions (including the Banks, each a "Lender" and collectively with the Banks, the "Lenders") at or after closing.

      It is understood and agreed that the Banks, Banc of America Securities LLC ("BAS"), and PNC Capital Markets, Inc. ("PNC CM; "BAS and PNC CM are referred to collectively herein as the "Arrangers") after consultation with the Borrowers, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood and agreed that no Lender participating in the Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Fee Letter of even date herewith between the Borrowers and the Banks. No additional agents, co-agents, or arrangers will be appointed and no other titles will be awarded without the prior written approval of the Arrangers and the Banks.

      Terms of the Credit Facility include, without limitation, the following:

      1.    CREDIT FACILITY:

            (a) AMOUNT OF CREDIT FACILITY: A revolving credit facility (the "Credit Facility") not exceeding at any one time outstanding $450,000,000 and providing for advances of up to: (i) eighty-five percent (85.0%) of the net amount of eligible accounts receivable, (ii) the lesser of sixty-five percent (65.0%) of the net amount of eligible flat rolled, specialty metals,

COMMITMENT LETTER - Page 1
      plates and shapes, and aerospace inventory, calculated at the lower of cost or market value or eighty-five percent (85.0%) of the orderly liquidation value of such inventory, and (iii) the lesser of thirty-five percent (35.0%) of the net amount of eligible building products inventory, calculated at the lower of cost or market value or eighty percent (80.0%) of the orderly liquidation value of such inventory. Collections of accounts shall be transferred daily to the Agent from one or more restricted or lock-box accounts maintained with the Banks and credited to the outstanding balance of the revolving loans under the Credit Facility on the day they are received by the Agent, regardless of whether they are collected or uncollected funds. In order to reimburse the Agent or the Banks, as applicable, for the cost of delays in the collection and clearance of remittances applied to the Credit Facility, the Borrowers shall pay the Agent or the Banks, as applicable, for their own account, respectively, interest for one business day on the amount of all uncollected funds applied to the Credit Facility. As used in this paragraph, "orderly liquidation value" shall be based upon an appraisal, in form and substance satisfactory to the Banks, of the orderly liquidation value of property as determined in a manner acceptable to the Banks by an experienced and reputable appraiser acceptable to the Banks.

            (b) COLLATERAL ELIGIBILITY: Collateral eligibility and the establishment of reserves against borrowing availability shall be determined by the Agent in its reasonable discretion, provided, however, without limitation, that (A) the following accounts shall in any event be ineligible: (i) accounts which remain outstanding for more than sixty (60) days from the original due date not to exceed one hundred twenty (120) days from the original invoice date, (ii) intercompany accounts, (iii) foreign accounts, (iv) all accounts owing by an account debtor as to which fifty percent (50.0%) or more of the accounts owing by such account debtor are otherwise ineligible, (v) contra accounts, and (vi) accounts billed as progress billings; and (B) the following inventory shall in any event be ineligible: (i) slow moving inventory, (ii) work-in-process inventory,
      (iii) inventory in transit, (iv) return to vendor inventory, (v) discontinued inventory, (vi) returns, (vii) defective inventory, (viii) off-site inventory for which appropriate lien releases and waivers have not been obtained, (ix) consigned inventory, (x) obsolete inventory, and
      (xi) price variance reserves.

            (c) LETTERS OF CREDIT: Bank of America or another designated Lender (in such capacity the "Letter of Credit Issuer") shall, upon any Borrower's request, cause to be issued for such Borrower's account merchandise/documentary and standby letters of credit in form and substance satisfactory to the Agent and the Letter of Credit Issuer. The aggregate undrawn face amount of these letters of credit shall not exceed $50,000,000 at any one time outstanding. The expiration date of the letters of credit shall not extend beyond thirty days prior to the Maturity Date (as defined below) and the aggregate undrawn face amount of the letters of credit shall be one hundred percent (100%) reserved against the borrowing availability under the Credit Facility.

      2. MATURITY DATE: The Credit Facility shall mature three years from the closing date (the "Maturity Date").

COMMITMENT LETTER - Page 2

      3.    RATE:

            (a) INTEREST RATE: The unpaid balance on the revolving loans outstanding under the Credit Facility shall bear interest (payable monthly on the first day of each month) at a per annum rate equal to either the Prime Rate (as defined below) or LIBOR plus a margin to be based on the Borrowers' consolidated fixed charge coverage ratio (measured quarterly) on a rolling 4 quarter basis (the "FCCR") as follows:

            -------------------------------------------------------
                    FCCR                         Margin
            -------------------------------------------------------
            Less than 1.00 to 1.00                2.75%
            -------------------------------------------------------
            Greater than or equal to
            1.00 to 1.00, but less
            than 1.30 to 1.00                     2.50%
            -------------------------------------------------------
            Greater than or equal to
            1.30 to 1.00                          2.25%
            -------------------------------------------------------

            The Borrower may select interest periods of 1, 2, or 3 months for LIBOR rate loans, subject to availability, with no more than eight (8) interest periods for LIBOR rate loans outstanding at any one time or an additional amount in the Agent's discretion. LIBOR rate loans shall be in amounts of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be subject to certain restrictions relating to terms, maturity, and incremental amounts. All interest (as well as the unused line fee and letter of credit fees set forth in PARAGRAPH 4 following) under the Credit Facility shall be calculated on the basis of a 360 day year for actual days elapsed, which results in more interest and fees than if a 365 day year were used.

            (b) DEFAULT RATE: If any event of default occurs under the Credit Facility, then, from the date such event of default occurs until it is cured, or until all obligations are paid and performed in full, the Borrowers will pay interest on the unpaid balance of loans outstanding at a per annum rate two percent (2.00%) greater than the rate of interest specified above.

            (c) PRIME RATE: "Prime Rate" means the rate of interest publicly announced from time to time by Bank of America as its "prime rate". It is a rate set by Bank of America based upon various factors, including Bank of America's costs and desired return, general economic conditions, and other factors, and it is used as a reference point for pricing some loans. However, Bank of America may price loans at, above, or below the prime rate.

      4.    FEES:  The Borrowers shall pay the following fees:

            (a) UNUSED LINE FEE: The Borrowers shall pay an unused line fee monthly in arrears on the difference between (i) the maximum amount of the Credit Facility and (ii) the sum of (A) the average daily unpaid balance of the revolving loans outstanding during the month, PLUS (B) the aggregate undrawn amount of all letters of credit outstanding during the

COMMITMENT LETTER - Page 3
      month. The unused line fee shall be a per annum percentage equal to the amount set forth below corresponding to the applicable FCCR as follows:

            -------------------------------------------------------
                     FCCR                    Unused Line Fee
            -------------------------------------------------------
            Less than 1.00 to 1.00                0.50%
            -------------------------------------------------------
            Greater than or equal to
            1.00 to 1.00, but less
            than 1.30 to 1.00                     0.375%
            -------------------------------------------------------
            Greater than or equal to
            1.30 to 1.00                          0.25%
            -------------------------------------------------------

            (b) LETTER OF CREDIT FEES: With respect to letters of credit, for as long as any letter of credit remains issued and outstanding, the Borrowers shall pay a fee on the undrawn face amount of such letter of credit equal the interest rate spread applicable to LIBOR rate loans under the Credit Facility at the time of calculation of each payment of letter of credit fees. Letter of credit fees are payable to the Lenders monthly in arrears beginning on the first day of each month following the month of issuance of a letter of credit. Notwithstanding the foregoing, if a letter of credit is issued as security for a Borrower's workman's compensation insurance program, fees will be equal to 2.00% per annum. Additionally, at the time of issuance of each letter of credit (including letters of credit for a Borrower's workman's compensation insurance program), the applicable Borrower shall pay to the Letter of Credit Issuer, for its own account, a fronting fee of 0.25% of the face amount of such letter of credit. During the existence of any event of default under the Credit Facility the letter of credit fees payable to the Lenders shall be increased by an additional 2.00%.

            (c) EARLY TERMINATION FEE: The Credit Facility will extend for an initial term of three years and will renew in increments of one year thereafter, unless termination is provided by either party sixty days prior to an anniversary date of the closing (subject to continued credit approval). In the event that the Borrowers terminate the Credit Facility during the first three years after closing, the Borrowers shall pay the Lenders 0.25% of the existing commitments. Notwithstanding the foregoing, in the event the Borrowers refinance the Credit Facility by transitioning to another lending department of the Banks, the above fee will be waived. Further, the Borrowers may permanently reduce the Credit Facility by up to $50,000,000, in one transaction or a series of transactions, without penalty.

      5. COLLATERAL: All loans, advances, reimbursement obligations with respect to the letters of credit, and other obligations, liabilities, and indebtedness of the Borrowers to the Agent, the Documentation Agent, and the Lenders shall be secured by valid, perfected, and enforceable first priority liens upon and security interests in all of the Borrowers' existing and future acquired accounts, contract rights, inventory, machinery and equipment, chattel paper, documents, instruments, deposit accounts, investment property, contract rights, general intangibles, and fixtures. The Borrowers will additionally provide valid, perfected, and enforceable first priority liens upon and security interests in selected real estate locations to be determined by the Agent prior to closing and as may be determined after closing.

COMMITMENT LETTER - Page 4

      6. GUARANTORS: The indebtedness, liabilities, and obligations of each Borrower under the Credit Facility shall be unconditionally guaranteed by each other Borrower under the Credit Facility.

      7. CONDITIONS PRECEDENT: The extension of the aforementioned financing arrangement by the Banks is subject to the fulfillment of a number of conditions, including, but not limited to, the following:

            (a) The execution and delivery, in form and substance acceptable to the Banks and their counsel, of customary agreements, documents, instruments, financing statements, consents, landlord waivers, documents indicating compliance with all applicable federal and state environmental laws and regulations, evidences of corporate authority, opinions of counsel, and such other writings to confirm and effectuate the financing arrangements as may be required by the Banks and their counsel.

            (b) The loan and security agreement for the Credit Facility (the "Loan Agreement") shall contain such terms, conditions, representations, warranties, and covenants as the Banks deem appropriate for this transaction. The Loan Agreement will include financial covenants, acceptable to the Banks, with respect to minimum availability, fixed charge coverage, minimum tangible net worth, and maximum capital expenditures. Additionally, the Loan Agreement shall include other covenants usual and customary to lending transactions of the type contemplated herein, including, without limitation covenants which restrict distributions, indebtedness, acquisitions, investments, loans, management fees, and transfers of funds or other assets by the Borrowers. The Loan Agreement shall include an agreement by the Borrowers to pay all legal fees of the Banks (including the allocated costs of in-house counsel) and audit and appraisal expenses incurred by the Banks together with an allocated charge of $650 per day per auditor.

            (c) No material adverse change shall have occurred, as determined by the Banks in their sole discretion, in the business, management, operations, profits, or prospects of the Borrowers since the financial statements dated December 31, 2000 previously delivered to the Banks by the Borrowers, and the Borrowers shall have, as of the closing date, met the financial performance projections contained in the projections dated as of January 26, 2001 previously delivered to the Banks by the Borrowers.

            (d) There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental authority that in the Banks' reasonable judgment (i) could have a material adverse effect on the business, management, condition (financial or otherwise), operations, performance, properties, or prospects of the Borrowers or which could impair the Borrowers' ability to perform satisfactorily under the Loan Agreement or (ii) could materially and adversely affect the transaction.

            (e) There shall exist (i) unused borrowing availability on the closing date of at least $45,000,000, and (ii) at all times thereafter the borrowing base shall exceed the sum of

COMMITMENT LETTER - Page 5
      all outstanding loans and letters of credit by at least $25,000,000, in each case as determined by the Banks in their sole discretion after disbursements and advances with all obligations of the Borrowers being current.

            (f) The Borrowers must be able to comply with collateral and financial reporting requirements as established by the Banks in their discretion.

            (g) The Borrowers must have delivered to the Banks policies of insurance for the Borrowers, from insurers reasonably acceptable to the Banks with terms of coverage and endorsements as may be reasonably required by the Banks.

            (h) All governmental and third party consents and approvals necessary in connection with the financing shall have been obtained by the Borrowers and copies thereof shall have been delivered to the Agent.

            (i) Unconditional guarantees from each of the Borrowers with respect to the indebtedness, liabilities, and obligations of the other Borrowers, in form and substance acceptable to the Banks, shall have been delivered to the Agent.

            (j) The Banks shall be satisfied that the Borrowers are adequately capitalized, that the fair saleable value of the Borrowers' assets will exceed their liabilities at closing, and that the Borrowers will have sufficient working capital to pay their debts as they become due.

            (k) The Banks shall be satisfied, in their sole discretion, that entering into the Credit Facility, and executing and performing the governing definitive agreements related to the Credit Facility, will not result in a default under, or otherwise be in breach of, any material agreement to which the Borrowers, or any of them are a party, including without limitation, the certain Indenture dated as of February 11, 1998 by and among Metals USA, Inc., various of its subsidiaries, and U.S. Trust Company of California, N.A., as Trustee, as amended, and the Borrowers shall have delivered to the Banks such documentation, including, without limitation, an opinion of counsel, as may be required by the Banks, in each case in form and substance satisfactory to the Banks.

            (l) The Borrowers shall deposit all collections and proceeds of Collateral into one or more blocked deposit accounts with the Banks or such other financial institutions as may be satisfactory to the Banks, such deposit accounts to be under the dominion and control of the Agent, and all funds deposited in such deposit accounts shall be wire transferred to the Agent, for the benefit of the Lenders, each day for application to the outstanding loans.

            (m) Commencing on the date of closing and continuing thereafter for three years, the Borrowers shall maintain, with either of the Banks or another financial institution reasonably acceptable to the Agent, a hedge agreement, in form acceptable to the Agent, that will have placed a limit upon the rate of interest payable by the Borrowers under the loan agreement with respect to a principal amount of loans mutually agreeable to the Borrowers and the Banks.

COMMITMENT LETTER - Page 6

            (n) Completion of satisfactory due diligence and investigation of the Borrowers by the Banks including, but not limited to, the receipt of
      (i) an orderly liquidation value appraisal of the Borrowers' inventory,
      (ii) a follow-up field examination of the Borrowers' books, records, and collateral performance, and (iii) an orderly liquidation value appraisal of the Borrowers' equipment, each as deemed necessary by the Banks. As used in this paragraph, an "orderly liquidation value appraisal" is an appraisal, in form and substance satisfactory to the Banks, of the orderly liquidation value of property as determined in a manner acceptable to the Banks by an experienced and reputable appraiser acceptable to the Banks.

            (o) No fact or circumstance shall exist which constitutes a material breach of any representation, warranty, or agreement of the Borrowers set forth herein.

            (p) The Banks shall be satisfied that prior to and during the syndication of the Credit Facility there shall be no competing offering, placement, or arrangement of any debt securities or bank financing by or on behalf of the Borrowers.

            (q) Since the date hereof, no material adverse change in or material disruption of conditions in the financial, banking, or capital markets which the Banks, in their sole discretion, deem material in connection with the syndication of the Credit Facility shall have occurred and be continuing.

            (r) No fact or circumstance shall exist which constitutes a change, occurrence, or development that could, in the Banks' opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Borrowers.

      The Borrowers agree to actively assist the Arrangers and the Banks in achieving a syndication of the Credit Facility that is satisfactory to the Arrangers and the Banks. Such assistance shall include (a) the Borrowers providing and causing their advisors to provide the Arrangers, the Banks, and the other Lenders, upon request, with all information reasonably deemed necessary by the Arrangers and the Banks to complete syndication, (b) assistance in the preparation of an Offering Memorandum to be used in connection with the syndication, (c) the Borrowers using commercially reasonable efforts to ensure that the syndication efforts benefit materially from their existing lending relationships, and (d) otherwise assisting the Arrangers and the Banks in their syndication efforts, including by making senior management and advisors of the Borrowers available from time to time to attend and make presentations regarding the business and prospects of the Borrowers, as appropriate, at one or more meetings of prospective Lenders.

      The Borrowers hereby represent, warrant, and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to the Arrangers, the Banks, or the other Lenders by the Borrowers or any of their representatives in connection with the transactions contemplated hereby (collectively, the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrowers and their subsidiaries that

COMMITMENT LETTER - Page 7
have been or are hereafter made available to the Arrangers, the Banks, or the other Lenders by the Borrowers or any of their representatives (collectively, the "Projections") have been or will be prepared in good faith based upon assumptions the Borrowers believe to be reasonable. The Borrowers agree to furnish the Arrangers, the Banks, and the other Lenders with such Information and Projections as the Arrangers, the Banks, or the other Lenders may reasonably request and to supplement the Information and the Projections from time to time until the completion of a successful syndication of the Credit Facility so that the representation, warranty, and covenant in the preceding sentence is correct on such closing date. The Borrowers understand that in arranging and syndicating the Credit Facility, the Arrangers and the Banks will be using and relying on the Information and the Projections without independent verification thereof.

      The summary of terms and conditions contained herein is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is it intended to reflect specific document phrasing that will exist in the Loan Agreement. It is intended only to outline the basic points of business understanding around which binding legal documentation will be negotiated and/or structured. Further negotiations will not be precluded by the issuance of this letter or by its acceptance by the Borrowers.

      All out-of-pocket fees and expenses incurred by the Banks in connection with the documentation of the Credit Facility, the syndication thereof, and the Banks' review and due diligence, such as reasonable legal (including the allocated costs of in-house counsel to the Banks), audit, and appraisal expenses, together with an allocated charge of $650 per day per auditor, shall be paid by the Borrowers whether or not the transaction herein contemplated is consummated. The Bank acknowledges its previous receipt of $150,000 as a deposit against such expenses as are described in this paragraph. Such deposit has been and may be applied immediately by the Banks against their expenses and the balance, if any, may be applied against future expenses. The Borrowers are obligated to make continuing deposits to reimburse out of pocket costs upon the request of the Banks. In the event that the Borrowers decline for any reason to borrow from the Lenders, or the transaction is not consummated for any other reason whatsoever, the Banks shall be entitled to retain the full amount of all deposits as compensation for administrative costs incurred. The Borrowers' obligation for costs and expenses shall survive termination of this letter.

      In the event that the Credit Facility cannot be successfully syndicated under the terms outlined in PARAGRAPH 1 through PARAGRAPH 7 (successful syndication being one in which the Banks are able to achieve their combined targeted hold level of $80,000,000), you agree on behalf of the Borrowers that the Banks shall be entitled, in consultation with you, to change the pricing, fees, structure, amount, and other terms of the Credit Facility if the Banks determine that such changes are necessary to ensure a successful syndication. PARAGRAPH 1 through PARAGRAPH 7 shall be deemed to be amended to reflect such changes and the syndication process shall continue. The agreement in this paragraph shall survive closing of the Credit Facility.

      At the Borrowers' request, the Banks are considering terms and conditions for a possible accounts receivable securitization or accounts receivable purchase facility with Metals U.S.A., Inc. and its subsidiaries, or any of them (Metals U.S.A. and such subsidiaries being referred to collectively as the "ORIGINATORS" and any such facility as the "SECURITIZATION FACILITY"). In the event any such Securitization Facility is approved and entered into among the Banks and the Originators,

COMMITMENT LETTER - Page 8
the maximum approved amount of the Credit Facility otherwise provided by this letter shall automatically be reduced, dollar-for-dollar, by the maximum approved amount of any such Securitization Facility. Nothing in this letter shall constitute a commitment to approve or enter into any such Securitization Facility or a commitment to enter into any such commitment.

      This letter may not be delivered or disclosed by the Borrowers to any third party except those who are in a confidential relationship to the Borrowers, such as the Borrowers' legal counsel, accountants, or financial advisors. This letter is solely for the benefit of the Borrowers and may not be relied on by any other party without the prior written consent of the Banks.

      By acceptance of this letter, the Borrowers agree to indemnify and hold the Arrangers, the Banks, the other Lenders, and their respective affiliates, and each such party's respective directors, officers, employees, agents, attorneys, and consultants, harmless from and against any and all losses, claims, damages, liabilities, and expenses (including fees and disbursements of counsel) that may be incurred by or asserted against any such indemnitees in connection with or arising out of any documentation, investigation, litigation, proceeding, or other matters related to the financing transactions herein described or related, this letter, or the Credit Facility, whether or not any such indemnitees are a party to such documentation, investigation, litigation, proceeding, or other matters and whether or not such financing transaction is consummated or any future documentation executed; PROVIDED, HOWEVER, that no person or entity shall have the right to be so indemnified hereunder for matters arising solely from such person's or entity's own willful misconduct or bad faith. Neither the Arrangers, the Banks, nor any of their affiliates shall be responsible or liable to the Borrowers or any other person or entity for any special, indirect, punitive, exemplary, or consequential damages which may be alleged. No indemnitee described herein shall be liable for any damages arising from the use by others of Information or other materials obtained through the internet, Intralinks, or any other similar information transmission systems in connection with the Credit Facility. The obligation contained in this paragraph will survive the closing of the Credit Facility and/or any termination of this letter.

      THE BORROWERS HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS LETTER, ANY TRANSACTION RELATING HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. This letter may only be amended, modified, or revised in a writing executed by all parties hereto.

      This letter supersedes and replaces all previous communications between the parties, written or oral. This letter must be executed and returned along with payment of one-half of the Closing Fee no later than 5 p.m. Dallas, Texas time on February 9, 2001 or the Banks' commitment in accordance with the foregoing shall automatically terminate.

      THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS.
      This letter, unless previously terminated as above provided, shall expire at 5 p.m. Dallas, Texas time on April 16, 2001 unless extended in writing by the Banks in their sole discretion.

COMMITMENT LETTER - Page 9

      We look forward to working with you in the weeks ahead.


                                          Very truly yours,

                                          BANK OF AMERICA, NATIONAL
                                          ASSOCIATION


                                          By: /s/ DAN LANE
                                               ------------
                                                  Dan Lane
                                                  Senior Vice President



                                          PNC BANK, NATIONAL ASSOCIATION


                                          By: /s/ GREGORY STEVE
                                               -----------------
                                                  Gregory A. Steve
                                                  Vice President


AGREED AND ACCEPTED this
8th day of February, 2001

METALS USA, INC., on behalf of itself
and its subsidiaries



By: /s/ TERRY FREEMAN
    --------------------------------------------------
        Terry L. Freeman
        Vice President, Corporate Controller and
        Chief Accounting Officer

COMMITMENT LETTER - Page 10